Exhibit 99.2

Newfield Exploration Sets Management Succession
Lee K. Boothby Named President; David A. Trice to Retire in May 2009

FOR IMMEDIATE RELEASE

Houston -- February 5, 2009 -- Newfield Exploration Company’s (NYSE: NFX) Board of Directors today named Lee K. Boothby, 47, as President, effective immediately. The Board expects to name Boothby to the additional role of Chief Executive Officer at the Company’s Annual Meeting in May 2009, where he will also stand for election to the Board of Directors. Boothby will succeed David A. Trice, 60, who plans to retire as Chief Executive Officer at the 2009 Annual Meeting. Trice will stand for re-election to the Board at the Annual Meeting and, if elected, will serve a one-year term as non-executive Chairman to assist the Board of Directors in the transition.

Boothby joined Newfield nearly 10 years ago and most recently served as Senior Vice President – Acquisitions and Business Development. Prior to this role, he served as President of the Company’s Mid-Continent division from February 2002 to October 2007. The Mid-Continent division, located in Tulsa, Oklahoma, has been the fastest growing division of the company over the last three years in terms of production and reserves. Boothby’s leadership is most evident in the success of the Woodford Shale Play, now the company’s largest asset. Boothby joined Newfield in 1999 with an international assignment as Vice President and General Manager of Newfield’s previous Australian business unit, managed from Perth, Australia.

Prior to 1999, Boothby worked for Cockrell Oil Corporation, British Gas and Tenneco Oil Company. He is a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America. He serves as a member of the Board of Directors of both the OIPA (Oklahoma Independent Petroleum Association) & OERB (Oklahoma Energy Resources Board). He holds a degree in petroleum engineering from Louisiana State University and an M.B.A. from Rice University.

Newfield’s Board of Directors also announced it plans to name Gary D. Packer, 46, Executive Vice President and Chief Operating Officer, effective at the Annual Meeting in May 2009. He will be relocating to Houston at that time. Packer joined Newfield in 1995 and currently serves as President of Newfield’s Rocky Mountain division in Denver, Colorado. He has served in this position since Newfield acquired Inland Resources and entered the Rockies in 2004. Since that time, Packer has led the Company’s second largest division, more than tripling production and reserves. Under his leadership, Newfield assembled a team of oil and gas finders and an asset base with multiple growth basins in Utah, Wyoming, Montana and North Dakota. Prior to this role, Packer held positions of increasing responsibility in the Company’s Gulf of Mexico business unit. Prior to joining Newfield, Packer worked for Amerada Hess and Tenneco Oil Company. He serves on the Executive Board of IPAMS (Independent Petroleum Association of Mountain States) and is active in The Society of Petroleum Engineers and The Independent Producers Association of America. Packer graduated from Penn State University with a degree in petroleum engineering.

Boothby and Packer will be joined in the Executive Management Team by Terry W. Rathert, Senior Vice President and Chief Financial Officer. Rathert is a founding member of the Company and has served as CFO for 15 years. Prior to Newfield, Rathert was Director of Economic Planning and Analysis for Tenneco Oil Exploration and Production Company. Rathert serves on Texas A&M University's Petroleum Engineering Department's Industry Board, the Board of Directors of the Greater Houston YMCA and is a member of the Texas Southeast Region Trustees for the Independent Producers Association of America. Rathert has a degree in petroleum engineering from Texas A&M University and completed the Management Program at Rice University.

Trice, one of the Company’s 23 founders in 1989, had expected to retire in May 2008. He extended his tenure following the death of Newfield President, David F. Schaible, who lost a brief and courageous battle with cancer in late 2007. Trice was elected President of Newfield in May 1999 and succeeded the Company’s Founder, Joe B. Foster, as CEO in early 2000 and as Chairman in 2004.

During Trice’s tenure as CEO, Newfield diversified its assets from the shallow waters of the Gulf of Mexico and now has a portfolio in the Mid-Continent region, the Rocky Mountains, the Gulf of Mexico, onshore Texas, Malaysia and China. Proved reserves have grown from 100 million barrels equivalent in 1999 to approximately 500 million barrels equivalent today. Since 1999, Newfield’s total number of employees has grown from 227 to 1,050.

Trice said, “I have enjoyed every minute of my time at Newfield. Joe Foster created a special place to work and I have tried to carry on the traditions and founding principles that Joe established. I have been fortunate to have a great team of managers to work with and a staff of talented people who continue to make this a special place. Lee and Gary are outstanding executives who are committed to Newfield and they have the passion to build and succeed. I am very proud that we grow our own leaders at Newfield. Lee and Gary will be joined in the Executive Team by Terry Rathert, who has been my invaluable right and left arms for many years now.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com